UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2015

ALLISON TRANSMISSION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35456	26-0414014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Allison Way, Indianapolis, Indiana	46222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (317) 242-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2015, Allison Transmission Holdings, Inc. (the “Company”) announced that David L. Parish, Senior Vice President, Operations and Purchasing of the Company, would retire from his position effective December 31, 2015. Mr. Parish will remain in his current role until his retirement date in order to assist in the transition of his responsibilities to his successor.

In connection with his retirement, Mr. Parish entered into a separation agreement with the Company on October 15, 2015. Pursuant to the separation agreement, Mr. Parish will receive pro-rated vesting on certain stock option and restricted stock awards and will have until December 31, 2018 to exercise vested stock options. The separation agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Effective January 1, 2016, Michael A. Dick (age 53) will become Senior Vice President, Operations and Purchasing, succeeding Mr. Parish. Mr. Dick has been with Allison Transmission for nine years and has served as Vice President, Purchasing, Supplier Quality and Manufacturing Engineering since 2012. His previous responsibilities within Allison include Executive Director, Manufacturing Engineering from 2007-2012 and Plant Manager from 2006-2007 for the 1000/2000 Series.

A copy of the Company’s press release announcing Mr. Parish’s retirement is furnished with this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Separation Agreement between the Company and David L. Parish, dated October 15, 2015

99.1	Press release dated October 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allison Transmission Holdings, Inc.

Date: October 16, 2015

	By:	/s/ Eric C. Scroggins
	Name:	Eric C. Scroggins
	Title:	Vice President, General Counsel and Secretary